                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 1st day of October, 1995, by and between THE REYNOLDS AND REYNOLDS COMPANY, a corporation existing under the laws of the State of Ohio ("Reynolds"), and DAVID R. HOLMES ("Holmes").
                             W I T N E S S E T H:
         WHEREAS, Holmes and Reynolds have entered into an Employment Agreement dated as of November 9, 1987, as amended effective May 8, 1989 and December 1, 1989, respectively (as so amended the "Employment Agreement"), pursuant to which Holmes is currently employed as Chairman of the Board, President and Chief Executive Officer of Reynolds; and
         WHEREAS, Holmes and Reynolds desire to amend, restate in its entirety, and continue the Employment Agreement and enter into this Agreement on the terms and conditions hereinafter set forth;
         NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises set forth below, Reynolds and Holmes hereby agree as follows:
1. AMENDMENT, RESTATEMENT IN ITS ENTIRETY AND CONTINUATION OF EMPLOYMENT AGREEMENT.
         Effective as of the date hereof, the Employment Agreement shall be, and hereby is, amended, restated in its entirety and continued as set forth in this Agreement, and all terms, conditions and provisions of the Employment Agreement shall be, and hereby are, superseded by this Agreement and shall no longer be of any force and effect.






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2.       DEFINITIONS.
         -----------
         For purposes of this Agreement, the terms set forth below shall have the following meanings:
         (a)   "Annual Compensation Value" shall mean Holmes' then-current
Base Compensation plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) earned by Holmes during the three (3) calendar years preceding the date upon which the valuation is made.
         (b) "Base Compensation" shall mean the then-current annual base salary (exclusive of Bonuses) of Holmes.
         (c) "Bonuses" shall mean bonus payments earned by Holmes under Reynolds' Incentive Compensation Plans and under any future bonus or incentive compensation plans of Reynolds for its executive officers.
         (d) "Change in Control" shall mean the occurrence of any of the following:
                (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Richard H. Grant, Jr., his children or his grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or any company owned, directly or indirectly, by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Reynolds representing fifty percent





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(50%) or more of the combined voting power of Reynolds' then outstanding securities;
            (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, any new director (other than a director designated by a person who has entered into an agreement with Reynolds to effect a transaction described in clause (i), (iii) or (iv) of this Section whose election by the Board or nomination for election by Reynolds' shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved) cease for any reason to constitute at least a majority thereof;
            (iii) the shareholders of Reynolds approve a merger or consolidation of Reynolds with any other company, other than (1) a merger or consolidation which would result in the voting securities of Reynolds outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting security of Reynolds or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Reynolds (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of Reynolds' then outstanding securities; or





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                 (iv)  the shareholders of Reynolds approve a plan of
liquidation, dissolution or winding up of Reynolds or an agreement for the sale or disposition by Reynolds of all or substantially all of Reynolds' assets.
         (e) "Discharge For Cause" shall be construed to have occurred whenever occasioned by reason of felonious acts on the part of Holmes, actions by Holmes involving serious moral turpitude or his misconduct in such manner as to bring substantial and material discredit upon Reynolds, following the giving of thirty (30) days' written notice to Holmes specifying the respect in which Reynolds claims Holmes has violated this provision and the failure, inability or unwillingness of Holmes to remedy the situation to the satisfaction of Reynolds within said thirty-day period. In establishing whether a Discharge For Cause shall have occurred, the standard for judgment shall be the level of conduct by Holmes and by other comparably situated executive officers prior to the alleged improper activity of Holmes for which the Discharge For Cause has been made.
         (f) "Escrow Agreement" shall mean the agreement dated November 9, 1987 as amended simultaneously herewith entered into between Reynolds and Bank One, Dayton, NA, a copy of which (including the amendment) is attached hereto and made a part hereof as Exhibit A.
         (g)  "Escrow Agent" shall mean Bank One, Dayton, NA.
         (h) "Escrow Amount" shall mean the amounts placed in escrow by Reynolds pursuant to subsection (e)(iii) of Section 8 of this Agreement.





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         (i)   "Escrow Funding Event" shall mean the occurrence of any of the following events:
               (i) Class A Common Shares of Reynolds have been acquired other than directly from Reynolds in exchange for cash or property by any person (other than Richard H. Grant, Jr., his children or his grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or any company owned directly or indirectly by the shareholders of Reynolds in substantially the same proportions as their ownership of the stock of Reynolds) who either thereby becomes the owner of more than nine and one half percent (9.5%) of Reynolds' outstanding Class A Common Shares, or having directly or indirectly become the owner of more than five percent (5%) of Reynolds' Class A Common Shares either alone or in conjunction with another person has expressed an intent to continue acquiring Reynolds' outstanding Class A Common Shares so as to become thereby the owner of more than nine and one-half percent (9.5%) of such stock either directly or indirectly;
              (ii) Any person (other than Richard H. Grant, Jr., his children or grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or any company owned directly or indirectly by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds) has made a tender offer for, or a request for invitations for tenders of, Class A Common Shares of Reynolds.
             (iii) Any person forwards or causes to be forwarded to shareholders of Reynolds proxy statement(s) in any period of





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twenty-four (24) consecutive months, soliciting proxies, to elect to the Board of Reynolds two (2) or more candidates who were not nominated as candidates in proxy statements forwarded to shareholders during such period by the Board; or
                 (iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, an Escrow Funding Event has occurred.
         (j)  "Final Annual Compensation" shall mean Holmes' Base
Compensation at the time of termination of employment plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) earned by Holmes during the three (3) calendar years preceding his termination of employment.
         (k) "Final Average Annual Compensation" shall mean the average of Holmes' Base Compensation and Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) as determined for the five
(5) consecutive calendar years of the last ten (10) calendar years preceding and including the calendar year in which Holmes' employment terminates which yields the highest sum.
         (l) "Pension Plan" shall mean the existing Reynolds and Reynolds Company Non-Union Pension Plan, as the same may be amended from time to time.
         (m) "Retirement Benefits" shall mean payments to Holmes based upon his lifetime in an annual amount equal to a designated percentage of Holmes' Final Average Annual Compensation or, in the case of Section 8(d) below, Final Annual Compensation, which shall





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
be comprised of the sum of (i) Holmes' primary Social Security retirement benefits when he is entitled to receive such benefit (age sixty-two (62)) [until that time an amount equal to the primary Social Security retirement benefit shall be paid to Holmes from Reynolds' Supplemental Plan], (ii) Holmes' pension benefits determined as a life annuity (without regard to actual payment form) under the Pension Plan and deferred compensation payments under the Non-Qualified Deferred Compensation and Disability Benefit Agreement dated December 20, 1984 between Holmes and Reynolds, or such other non-contributory deferred compensation agreement(s) then existing between Reynolds and Holmes, and (iii) such amount of supplemental retirement benefits under the Supplemental Plan as shall be necessary to achieve the designated percentage of Holmes' Final Average Annual Compensation or, in the case of Section 8(d) below, Final Annual Compensation. In addition to said annual amount, Retirement Benefits shall include a continuation of coverage for the remainder of Holmes' life under Reynolds-sponsored medical benefits and life insurance programs, but only to the extent applicable to participants in Reynolds' Qualified Retiree Medical Plans. For purposes of determining the amount of supplemental retirement benefits to be made by Reynolds pursuant to the Supplemental Plan, the method of payment of retirement benefits to Holmes pursuant to the Pension Plan shall determine the amount and method of payment of the supplemental retirement payments pursuant to the Supplemental Plan. These supplemental retirement payments by Reynolds pursuant to the Supplemental Plan shall continue so long as pension benefits are





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payable under the Pension Plan and shall be in addition to the pension benefit payments under the Pension Plan.
         (n) "Supplemental Plan" shall mean Reynolds' existing Supplemental Retirement Plan, as the same may be amended from time to time.

3.       TERMS AND DUTIES.
         ----------------
         (a) The term of this Agreement shall continue from the date hereof and end on October 3, 2000, unless extended in accordance herewith. Holmes shall continue in the employ of Reynolds as Chairman of the Board, President and Chief Executive Officer or such other substantially equivalent position designated by the Board, consistent with the provisions of this Agreement. In addition, Holmes agrees to perform such other duties as may be specifically designated for him from time to time by the Board, consistent with the provisions of this Agreement. Subject to Holmes' willingness to so extend his employment, Reynolds may extend the term of this Agreement for additional renewal periods of one (1) year each by giving written notice thereof not less than twelve (12) months prior to October 3, 2000 initially and not less than twelve (12) months prior to each succeeding October 3rd thereafter.
         (b) At all times Holmes will, to the best of his ability, energy and skill, faithfully perform all of the duties that may be required of him from time to time by the Board and diligently devote his entire working time, attention and efforts to the business affairs and best interests of Reynolds, except for absences for sickness and vacations. If the Board determines that





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any outside activity engaged in by him is detrimental to the best interests of
Reynolds, he will discontinue such outside activity within thirty (30) days after written notice from the Board.
         (c) Holmes agrees that during the period of his employment by Reynolds, for so long as he is entitled to receive payments under this Agreement, and for a period of two (2) years thereafter (subject to the provisions of Section 9 below), he will not, directly or indirectly, further the affairs of any other corporation, partnership, or any business enterprise by employment of any kind, investment therein (except as otherwise permitted under Section 9(d) below), counseling or otherwise, if the same is in competition with Reynolds, without the written consent of the Board. This provision, however, shall not be construed to prevent him from pursuing personal investments in any business or enterprise which is not in competition with Reynolds and which do not interfere with his employment and the performance of his duties to Reynolds hereunder.

4.       COMPENSATION AND FRINGE BENEFITS.
         --------------------------------
         (a) The Base Compensation of Holmes during the term of this Agreement shall be $436,300, which may be increased from time to time by the Board or, in the case of any proposed decrease, such other amount as mutually may be agreed upon by Holmes and Reynolds; provided, however, that such Base Compensation may not be reduced below said rate of $436,300 without Holmes' consent, unless necessitated by general business conditions adversely affecting Reynolds' operations; but, in the event of a reduction, his Base Compensation shall be fair and reasonable, and any disagreement





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
concerning the same shall be resolved by arbitration in the manner provided in
Section 10 below. Holmes' Base Compensation shall be reviewed at least annually to determine whether in view of Reynolds' performance during the year any increase is warranted. Responsibility for this determination rests within the sole discretion of the Board, and this provision shall not be construed as requiring any such increase for any given year.
         (b)   Holmes shall continue his participation in the existing
Deferred Compensation Plan and the existing bonus plan arrangements under the Incentive Compensation Plans (or their equivalent) for executive officers of Reynolds and shall be entitled to such awards under any future bonus, incentive, or similar compensation plans of Reynolds, as shall, in the determination of the Board, be appropriate and consistent with the purposes of such plans and with the awards granted to other executive officers of Reynolds.
         (c) Holmes shall continue to be eligible for participation in the Stock Option Plan - 1995 of Reynolds and shall be entitled to the grant of such options to purchase shares of Class A Common Stock ("Common Stock") of Reynolds under any other future stock option plans for employees and to participate in such other executive compensation incentive plans awarding stock as shall, in the determination of the Board, be appropriate and consistent with the purposes of the plans and with the grants of such options to the executive officers of Reynolds. Effective the date hereof, Reynolds hereby awards Holmes non-qualified stock options covering 200,000 shares of Common Stock on the terms and conditions of the Stock Option Agreement entered into between the parties





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simultaneously herewith and attached hereto as Exhibit B and made a part hereof. Subject to his then being employed by Reynolds, on October 1, 1996, Reynolds shall award Holmes non-qualified stock options covering an additional 100,000 shares of Common Stock. At the time of this option award, Reynolds and Holmes shall enter into a Stock Option Agreement covering such options in the form of Exhibit C attached hereto and made a part hereof.

        (d) In addition to the specific benefits provided for Holmes under the terms of this Agreement, Reynolds shall provide him with other fringe benefits (including bonuses, vacations, health and disability insurance, pension plan participation and others) at least equivalent to those of the other executive officers of Reynolds and as set forth on Exhibit D attached hereto and made a part hereof.

5.       EXPENSES.
         --------
         Holmes shall be reimbursed for his reasonable business-related expenses incurred for the benefit of Reynolds in accordance with Reynolds' policies governing such reimbursement in effect from time to time. Such expenses shall include, but shall not be limited to, travel, lodging away from home, entertainment, and meals. With respect to any expenses which are reimbursed by Reynolds to Holmes, Holmes shall account to Reynolds in sufficient detail to entitle Reynolds to a federal income tax deduction for such reimbursed item if such item is deductible.





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6.       RETIREMENT AND EARLY RETIREMENT BENEFITS.
         ----------------------------------------
         (a) If Holmes continues his employment with Reynolds until he attains age fifty-nine (59), he shall be entitled to receive at the time of his retirement Retirement Benefits at a level equal to sixty-five percent (65%) of his Final Average Annual Compensation. If Holmes continues his employ with Reynolds beyond age fifty-nine (59), the level of his retirement benefits as a percentage of his Final Average Annual Compensation shall be increased by one percent (1%) for each additional twelve (12) month period over age fifty-nine
(59).
         (b)  Holmes may elect to retire from Reynolds upon giving twelve
(12) months prior written notice and having attained at least age fifty-five
(55) and he shall be entitled to receive at the time of such early retirement Retirement Benefits at a level equal to sixty-one percent (61%) of his Final Average Annual Compensation. If Holmes elects to retire upon giving twelve
(12) months prior written notice at any time from age fifty-six (56) through age fifty-nine (59), the level of his Retirement Benefits as a percentage of his Final Average Annual Compensation shall be increased by one percent (1%) for each additional twelve (12) month period over age fifty-five (55).
         (c) To the extent Holmes receives any similar benefits under the Pension Plan, Supplemental Plan or other Reynolds benefit plan for any of its employees, such benefits shall be included in calculating the amount to which Holmes shall be entitled under Sections 6(a) and 6(b) above; provided, however, that in no event





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shall the benefits described in Sections 6(a) and 6(b) above be reduced by the provisions of this Section 6(c).

7.       DISABILITY AND DEATH BENEFITS.
         -----------------------------
         (a) If Holmes becomes disabled prior to his retirement, he shall be deemed to have elected retirement under this Agreement. See Section 8(c) below.
         (b) In the event of Holmes' death while still employed by Reynolds pursuant to this Agreement, Holmes shall be entitled to Retirement Benefits calculated as if he had elected retirement as of the day before his actual death. Reynolds shall also pay to such beneficiary or beneficiaries as he shall have designated by written notice delivered to Reynolds prior to his death, or failing such written notice, to his estate, an amount equal to the Base Compensation plus the Bonuses, if any, which Holmes would have received or which would have been accrued for his benefit during the period of six (6) months immediately following his death if he had lived and had been employed by Reynolds during that period. Such payment shall be made in one lump sum or in six (6) equal monthly installments as Reynolds shall elect and shall be in addition to the proceeds of any insurance policies carried on Holmes' life with respect to which he has the right to designate beneficiaries. Also, Reynolds shall pay to Holmes' spouse an amount, periodically as such payments are required to be made by said spouse, to enable her to continue medical coverage for her and her dependents in the same manner as immediately prior to Holmes' death for a period expiring at the earlier of: (i) her death; (ii) forty-two
(42) months after Holmes' death; or (iii)





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eligibility for regular Medicare and Medicaid or any successor programs furnished by the government. Thereafter, Reynolds shall make available to Holmes' spouse (including her dependents), at her cost, such medical coverage as shall be available to a person of her then age under the then-existing Reynolds-sponsored medical benefits program, but only to the extent coverage is available under such program.

8.       TERMINATION; DISCHARGE.
         ----------------------
         (a) TERMINATION OR DISCHARGE WITHOUT CAUSE. Reynolds reserves the right to discharge Holmes at any time and for any reason and not to renew this Agreement; but such non-renewal or discharge, unless a Discharge For Cause, shall not extinguish the obligation of Reynolds to provide Holmes (and, in the event of his prior death, his designated beneficiary or beneficiaries or his estate) with the following severance benefits:
               (i) If Reynolds does not renew this Agreement, Holmes shall be deemed to have elected retirement under this Agreement and he shall be entitled to receive the Retirement Benefits set forth in Section 6 above. He shall not be entitled to any other severance benefits under this Agreement.
               (ii) If such discharge occurs prior to October 3, 2000, Holmes shall be entitled to receive for a period expiring two (2) years from the date of discharge, payments from Reynolds in an amount equal to his Annual Compensation Value, which shall be reduced by seventy percent (70%) of the amount of compensation received by Holmes from any subsequent employment obtained by him during said payment period.





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            (iii)   Holmes shall be entitled, during the period expiring
on the earlier of Holmes' securing other employment or two (2) years from the date of discharge (or such longer period as required by law), to continuing coverage under the then-existing Reynolds-sponsored medical benefits program, which, at the option of Reynolds, may be provided outside of such program through the purchase of insurance or otherwise.
             (iv)   For purposes of determining Holmes' benefits under
the Supplemental Plan, Holmes shall receive credit toward his Years of Service under the Supplemental Plan for the time period that he receives or is entitled to receive payments under subsection (ii) of this Section 8(a). In addition, during the time period that he receives or is entitled to receive payments under said subsection (ii) of this Section 8(a), Holmes' Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan, and his Final Annual Compensation (see Section 8(d) below) and Final Average Annual Compensation shall be deemed to increase in the same manner for purposes of determining the amount of his Retirement Benefits under this Agreement.
              (v) Holmes shall be reimbursed for up to $20,000 for out-placement fees if he chooses to seek other employment following his discharge by Reynolds. Holmes shall not be obligated to seek





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other employment in order to mitigate his damages resulting from his discharge.
              (vi) In addition to all of the foregoing, Holmes shall be entitled to receive the payments required of Reynolds under his then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s).
              Holmes acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 9 below.
         (b) DISCHARGE FOR CAUSE. If Holmes' employment with Reynolds is terminated by a Discharge For Cause, regardless of whether such Discharge For Cause occurs after the occurrence of any of the events set forth in Sections 8(d) or 8(e) below, he shall be entitled to receive only his Base Compensation up to the date of his discharge and no further payments hereunder shall be required from Reynolds; provided, however, that Holmes shall be entitled to receive his benefits, if any, under the Pension Plan and the payments required of Reynolds under his then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s). Holmes shall remain subject to the restrictive provisions of Section 9 below for a period for two (2) years from the date of discharge. Should Holmes disagree that his discharge was a Discharge For Cause the question shall be submitted to arbitration in accordance with Section 10 below.
         (c) TERMINATION DUE TO DISABILITY. If, by reason of illness, disability, or other incapacity certified by two (2) physicians competent to do so in the opinion of Reynolds' Board of Directors, Holmes is unable to perform the duties required of him under this





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Agreement for a period of six (6) consecutive months, Reynolds, following the giving of thirty (30) days' written notice to Holmes and the failure of Holmes by reason of illness, disability, or other incapacity to resume his duties within such thirty (30) days and thereafter perform the same for a period of two (2) consecutive months, may terminate Holmes' employment by giving Holmes written notice thereof; and in that event all obligations of Reynolds hereunder shall cease on the date such notice of termination is given except for payment of the Retirement Benefits under Section 6 above.
         (d)  BENEFITS UPON TERMINATION UNDER CERTAIN CURCUMSTANCES.  If
Holmes voluntarily terminates his employment or Holmes is discharged by Reynolds and such discharge is not a Discharge For Cause, and if such voluntary termination or involuntary discharge takes place within eighteen (18) months after the occurrence of any of the following events:
                 (i) Holmes is required by Reynolds, prior to a Change in Control, to perform duties or services which differ significantly from those performed by him on the effective date hereof, or which are not ordinarily and generally performed by a Chairman of the Board, President and Chief Executive Officer of a corporation similar in size and scope to Reynolds; or
                 (ii) The nature of the duties or services which Reynolds, prior to a Change in Control, requires him to perform necessitates absence overnight from his place of residence on the effective date hereof, because of travel involving the business or affairs of Reynolds, for more than ninety (90) days during any period of





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twelve (12) consecutive months; Holmes shall be entitled to receive from
Reynolds all of the severance benefits set forth in Section 8(a) above, except that severance payments shall be made until the later of the end of the term of this Agreement or two (2) years from the date of his termination of employment and Holmes' right to receive his Retirement Benefits shall be based upon his Final Annual Compensation, as the same may be adjusted pursuant to Section 8(a)(iv) above. Holmes shall remain subject to and bound by the restrictive provisions of Section 9 below.
         (e) BENEFITS UPON A CHANGE IN CONTROL. Reynolds recognizes that the threat of a Change in Control would be of significant concern to Holmes. The following provisions provide termination protection for Holmes in the event of a Change in Control. These provisions, among other purposes, are intended to foster and encourage Holmes' continued attention and dedication to his duties in the event of such potentially disturbing and disruptive circumstances. Reynolds, therefore, agrees to do the following:
                 (i) If Reynolds terminates Holmes' employment for any reason other than a Discharge for Cause, or if Holmes terminates his employment with Reynolds voluntarily for any reason other than disability or retirement within the twenty-four (24) month period following a Change in Control, Holmes shall be entitled to receive from Reynolds the following benefits:
                 (A)   A lump sum severance payment (the "Severance
Payment"), in cash, equal to three (3) times the sum of (i) the higher of Holmes' annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which





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such termination of employment is based or in effect immediately prior to the
Change in Control, and (ii) the average of Holmes' Bonuses during the three (3) calendar years immediately preceding the year in which the date of termination occurs.
                 (B) Holmes shall be entitled, during the period expiring on the earlier of Holmes' securing other employment or twenty-four (24) months from the date of such termination of employment (or such longer period as required by law), to continued coverage under the Reynolds sponsored medical benefits program in existence on such date of termination or, if such continued coverage is barred, Reynolds shall provide equivalent medical benefit coverage through the purchase of insurance or otherwise.
                 (C) For purposes of determining Holmes' benefits under the Supplemental Plan, Holmes shall receive credit toward his Years of Service under the Supplemental Plan for the two (2) year period following such termination of employment. In addition, with respect to the two (2) year period following such termination of employment, Holmes' Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five percent (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan.
                 (D) Holmes shall be reimbursed for up to $20,000 for outplacement fees if he chooses to seek other employment following





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his discharge by Reynolds.  Holmes shall not be obligated to seek other employment in order to mitigate his damages resulting from his discharge.
                 (E) In addition to all of the foregoing, Holmes shall be entitled to receive the payments required of Reynolds under his then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s), and the retirement benefit provided for in Section 6 of this Agreement.
                 The benefits provided in this Section 8(e) shall be in lieu of any benefits provided under Section 8(d) of this Agreement.
                 (ii) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Holmes in connection with a Change in Control or the termination of Holmes' employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Reynolds, any person whose actions result in a Change in Control or any person affiliated with Reynolds or such person) (all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax hereinafter referred to as the "Excise Tax"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so





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reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Holmes would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Holmes shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Reynolds does not constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Reynolds in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the fifth day following the date of Holmes' termination of employment, Reynolds shall provide Holmes with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Holmes to evaluate Reynolds' calculations. If Holmes objects to Reynolds' calculations, he shall notify Reynolds of his objections prior to the initial payment date set forth in
Section 8(e)(vi) hereof, and Reynolds shall pay to Holmes such portion of the Severance Payment (up to one hundred percent (100%) thereof) as Holmes determines is necessary to result in Holmes' receiving the greater of clauses
(A) and (B) of this Section.
             (iii)  Upon the occurrence of an Escrow Funding Event,
Reynolds shall pay into an escrow account at the Escrow Agent an amount equal to three (3) times the sum of (i) Holmes' Base Compensation in effect immediately prior to the Escrow Funding Event and (ii) the average of Holmes' Bonuses during the three (3) calendar years immediately preceding the year in which the Escrow Funding Event occurs. Subsequent to the delivery to the Escrow Agent of the Escrow Amount, Reynolds shall, in the event that either Holmes' Base Compensation is increased (or decreased) or he receives a Bonus that affects the amount described in Section 8(e)(i)(A), unless the Escrow Amount shall theretofore have been released pursuant to this subsection, recalculate the Escrow Amount as of the date such change in Base Compensation or receipt of Bonus occurs, treating the Escrow Funding Event as having occurred on such date. If the amount so calculated exceeds the fair market value of the Escrow Amount, Reynolds shall promptly (and in no event later than seven (7) days from such date) pay to the Escrow Agent an amount in cash (or marketable securities or any combination thereof) equal to such excess. If the Escrow Amount so calculated is less than the fair market value of the Escrow Amount then held in the escrow account, the Escrow Agent, upon receipt of a written request from Reynolds, shall distribute to Reynolds such difference in cash; provided, however, that this sentence shall not apply after the occurrence of a Change in Control.
                (iv) Unless the parties otherwise agree, Reynolds may withdraw the Escrow Amount when and only when two (2) years have expired from the date of deposit and no proper demand pursuant to Section 8(e)(vi) below has been made during the time, or when the conditions requiring the deposit have ceased to exist for a period of ninety (90) days without a demand right having been created, or when Holmes' right to a payment under this Section 8(e) has been forfeited, whichever occurs first. If, before the expiration of such period or forfeiture, there shall occur another Escrow Funding Event, Reynolds will not be required to make an additional deposit, but the two (2) year period shall then be measured from the date of the last such event. Notwithstanding a deposit with the Escrow Agent pursuant to subsection (iii) of this Section 8(e), Holmes shall continue to be entitled to receive all of the benefits from Reynolds under this Agreement until a termination of employment shall occur.
                 (v) Reynolds shall pay the charges of the Escrow Agent for its services under the Escrow Agreement, and Reynolds will be entitled to any interest or other income arising from the date of the deposit of the Escrow Amount until all payments have been made under the Escrow Agreement to Holmes. All interest or other income arising from the Escrow Amount deposited with the Escrow Agent shall be paid monthly to Reynolds.
                 (vi) If Reynolds terminates Holmes' employment for any reason but a Discharge for Cause, or if Holmes terminates his employment with Reynolds voluntarily for any reason other than disability or retirement within the twenty-four (24) month period following the date of a Change in Control, the Escrow Agent, upon written demand made on or after the tenth (10th) day following such termination of employment, shall pay the Escrow Amount in accordance with this Section and Holmes shall no longer be subject to the restrictive provisions of Section 9 below, except for Section 9(e). Holmes shall notify the Escrow Agent prior to the tenth (10th) day following his termination of employment as to whether he has accepted the determination of Reynolds of the amount of the Severance Payments pursuant to Section 8(e)
(iii). If he has accepted such determination, Reynolds shall provide the Escrow Agent with Reynolds' written determination as set forth in Section 8(e)
(iii) and the Escrow Agent shall pay to Holmes all or a portion of the Escrow Amount as provided in such determination, and any remaining amount shall be paid to Reynolds. If Holmes does not accept Reynolds' determination, Holmes shall provide to the Escrow Agent his determination of the Severance Payment, and the Escrow Agent shall pay to Holmes all or a portion of the Escrow Amount as provided in Holmes' determination and any remaining amount shall be paid to Reynolds.
                 (vii) In the event that, following the creation of a demand right pursuant to Section 8(e)(vi) above, Holmes incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Section 8(e) or under any plan for the benefit of employees of Reynolds, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless Reynolds or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, Reynolds, or such consolidated, surviving or transferee entity, shall promptly pay to Holmes all such costs and expenses.

9.    NON-COMPETITION; CONFIDENTIALITY.
      --------------------------------
         (a) In order to protect Reynolds, it is understood that a covenant not to compete is a necessary and appropriate adjunct to the other provisions of this Agreement. Therefore, should Holmes at any time determine prior to the expiration of this Agreement that he does not desire to remain an employee of Reynolds and shall terminate his employment for any reason other than the grounds specified in Section 8(e) above, or should he be Discharged For Cause by Reynolds, Holmes shall remain subject to the restrictive provisions hereinafter set forth. In addition, these restrictive provisions shall remain in full force and effect at any other time during which payments are required to be made by Reynolds pursuant to the retirement (Section 6), severance (Section 8, except for Section 8(e)(vi)) or disability (Section 7) provisions of this Agreement. These restrictive provisions are as follows:
         (b) For a period of two (2) years from and after Holmes' employment with Reynolds shall have terminated and after he shall have ceased receiving retirement, severance or disability benefits under this Agreement, whichever shall last occur, he shall not, directly or indirectly, compete with Reynolds or any of its related or affiliated companies. For purposes of this Agreement, competition with Reynolds or any of its related or affiliated companies shall include the manufacture, distribution, and sale of business forms and computer hardware and software and the furnishing of EDP services which are similar in nature or function to the products and/or services then being furnished by Reynolds for sale in the same vertical markets in which Reynolds' products and/or services are then being marketed at the time of Holmes' termination of employment or upon the cessation of any retirement, severance or disability benefits under this Agreement.
         (c) From and after the execution of this Agreement and for a period of two (2) years after termination of his employment with Reynolds and after he shall have ceased receiving retirement, severance or disability benefits under this Agreement, whichever shall last occur, Holmes shall not, directly or indirectly, by direct participation, by purchase of stocks or bonds or other evidences of indebtedness, by loaning of money, by guarantee of loans of others, by gift to establish or assist others, or in any other manner or fashion, engage in any such restricted activity in competition with Reynolds or any of its related or affiliated companies, nor shall he assist any present employees of Reynolds or any other person similarly to engage in such competing business for the full two-year prohibition period set forth in this Agreement.
         (d) The restrictive provisions of this Section 9, however, are in no way intended to prohibit Holmes from acquiring in open market transactions investments in equity stock or evidences of indebtedness of a corporation if the said stock or if the said evidence of indebtedness is traded on a national or regional securities exchange or in the over-the-counter market and the investment therein represents no more than five percent (5%) of the outstanding securities of the issue being acquired. Moreover, it is not the intention of this Section 9 to limit in any way Holmes' ability to invest in businesses not competitive with Reynolds.
         (e) Holmes shall keep secret and inviolate all knowledge or information of a confidential nature (which is not then nor later, through no breach of this Agreement, in the public domain), including all unpublished matters related to, without limitation thereof, the business, properties, accounts, books and records, research and development information, processes, procedures, products, know-how, trade secrets, memoranda, devices, suppliers, and customers of Reynolds which he may now know or hereafter come to know as a result of his affiliation in business with Reynolds.
         (f) All copyrights, improvements, discoveries and inventions and all claims, interest and rights thereto relating to any part of the business of Reynolds conceived, developed or made by Holmes, either alone or with others, during the period of his employment, and whether conceived, developed or made during his regular working hours or at any other time during such period, shall be and are the sole property of Reynolds and Holmes hereby assigns to Reynolds all right, title and interest in and to such copyrights, improvements, discoveries and inventions. Further, Holmes will, at any time in the future upon Reynolds' request, execute specific assignments of any said copyrights, improvements, discoveries and inventions as well as execute all documents and perform all lawful acts which Reynolds deems necessary or advisable to vest full ownership thereof in Reynolds, to register same in the name of Reynolds or its designee or otherwise to provide legal protection for Reynolds' ownership interests therein.
         (g) This Agreement shall be without geographical limitation in continental North America and, in addition, in any other areas of the world in which Reynolds or any of its related or affiliated companies shall be doing business at the time of the proposed competing entry into business by Holmes, it being agreed that the contacts of Holmes and the potential scope of operation of Reynolds is without any limitation within the area of prohibition. Any violation of this covenant may be enforced by specific performance in any court of competent jurisdiction within the area of limitation imposed by this provision. If any court of competent jurisdiction shall determine that either the period or the territory covered by this provision against competition in unreasonable, said provision shall not be determined to be null, void, and of no effect but shall be reformed by said court to impose a reasonable period or a reasonable geographical limitation, as the case may be.

10.      RESOLUTION OF DISPUTES; ARBITRATION.
         (a) Except for the breach or threatened breach by Holmes of the noncompetition provisions of this Agreement which may be enforced by appropriate injunctive relief at the option of Reynolds, any dispute or controversy arising out of or relating to this Agreement, including, but not limited to, whether Holmes has been Discharged for Cause, shall be submitted to and settled by arbitration in Dayton, Ohio in accordance with the rules then pertaining of the American Arbitration Association.
         (b) Should Holmes disagree that his termination was due to a Discharge for Cause, the question shall, within thirty (30) days after the termination, be submitted to arbitration by three (3) arbitrators, one of whom shall be selected by Reynolds, another of whom shall be selected by Holmes, and the third of whom shall be selected by the two arbitrators so appointed. The decision of these arbitrators on the question shall be final and conclusive upon Reynolds and upon Holmes and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. A discharge which is eventually determined under arbitration to have been a Discharge for Cause, or no arbitration having been requested and the discharge being one which Reynolds had determined was for a Discharge for Cause, shall extinguish any and all liability of Reynolds under this Agreement from and after the date of termination.
         (c) The arbitrators for all other disputes or controversies under this Agreement shall be selected as set forth above and the parties shall select the arbitrators within thirty (30) days after demand from Holmes or Reynolds to the other to settle matters by arbitration. As stated above, the decision of the arbitrators shall be final and conclusive.

11.      NONASSIGNABLE RIGHTS.
         --------------------
         Holmes, his wife, or his widow after his death, or his personal representatives, designated beneficiaries and heirs, shall not have the right to anticipate or commute, or to sell, assign, transfer, or otherwise alienate or convey the right to receive any payments hereunder, whether by his, her or their voluntary or involuntary act, or by operation of law and, in particular, that any payments due hereunder shall not be subject to attachment or garnishment or any other legal proceedings by any creditor, or be in any way responsible for the debts or liabilities of Holmes or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs. Should Holmes or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, voluntarily attempt to breach this Section of this Agreement, Reynolds' liability to make payments hereunder from and after the date of said attempt shall be extinguished; and should any attempt be made to reach the payments by other than Holmes or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, Reynolds shall make each payment as it becomes due to such person or persons for the sole benefit of Holmes or his wife or his widow or his personal representatives, designated beneficiaries and heirs, as the case may be, as Reynolds may deem expedient.

12.      UNFUNDED AGREEMENT.
         ------------------
         (a) Reynolds' obligation under this Agreement shall be unfunded, but Reynolds reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets (including an insurance policy or policies on Holmes' life) as it may deem necessary or proper; provided, however, that Holmes' insurability or non-insurability shall in no way affect Reynolds' obligations pursuant to this Agreement. Any asset so purchased by Reynolds shall be the sole property of Reynolds and shall not be deemed to provide funding of Reynolds' obligations under this Agreement.
         (b) In the event Reynolds determines to purchase any insurance policy or policies on Holmes' life, Holmes agrees to submit to such examination and to supply information as may be required by the insurer.
         (c) Any policy so purchased by Reynolds shall be issued so that Reynolds is the sole, full, and complete owner of the policy or policies, with the right and power to exercise any and all privileges and options thereof or available under the rules of the issuing insurer without the consent of any other persons.
         (d) Holmes, his wife, or his widow after his death, or his designated beneficiaries, personal representatives, heirs, successors and assigns shall have no claim or rights with respect to, and shall have no property or equitable interests whatsoever in, any specific funds or assets of Reynolds and shall have only the status of a general creditor with respect to Reynolds hereunder.

13.      FACILITY OF PAYMENT.
         -------------------
         In the event of a physical or mental illness or disability of Holmes or of his widow after his death or of his designated beneficiaries at a time when he or she (or they) is (are) entitled to payments hereunder, such payments as may be due shall be paid to such person or persons for the benefit of Holmes or his widow or his designated beneficiaries, as the case may be, as Reynolds or, if applicable, the Escrow Agent may deem proper. In the event of Holmes' death after he has made demand pursuant to Section 8(e)(v) above, the Escrow Agent shall pay such amounts as thereafter are due to such beneficiary or beneficiaries as Holmes shall have designated in writing, or failing such writing, to his estate. No liability shall accrue to Reynolds or Escrow Agent for any alleged payment to an improper person or representative if so made after such reasonable investigation and Reynolds and Escrow Agent shall have no responsibility to see to the proper application of such payments.

14.      MISCELLANEOUS PROVISIONS.
         ------------------------
         (a) All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed, postage prepaid, by registered or certified mail or personally delivered, if to Reynolds, addressed to:
               The Reynolds and Reynolds Company
               Attention:  Vice President, Corporate Finance and
                              Chief Financial Officer
               115 South Ludlow St.
               Dayton, Ohio  45402
                 and, if to Holmes, addressed to:

                 David R. Holmes
                 5 Volusia Avenue
                 Dayton, Ohio  45409

Either party may change the address to which notices to such party are to be sent by giving written notice of such change to the other party in the manner specified in this provision.
         (b)     (i)   This Agreement shall be binding upon Holmes, his
wife, and upon his or her heirs, executors, administrators, designated beneficiaries and upon anyone claiming under him or his wife or widow, and upon Reynolds and its successor or assigns.
                 (ii) Reynolds shall not merge or consolidate with any other entity unless and until such other entity shall expressly assume Reynolds' obligations under this Agreement or Reynolds has provided an appropriate alternative arrangement covering its contingent liabilities under this Agreement, and Reynolds shall not voluntarily dissolve without first providing an appropriate arrangement covering its contingent liabilities under this Agreement.
         (c) This Agreement may be amended, but only with the consent of Holmes during his lifetime and, after his death only with the consent of his widow during her lifetime or his other designated beneficiaries during their lifetime, as the case may be. Any agreement of amendment shall be executed with the same formality as this Agreement.
         (d) This Agreement supersedes any prior agreements or understandings covering the subject matter hereof, either written or oral, between the parties.

         (e) This Agreement shall be construed under the laws of the State of Ohio.
         (f) The paragraph headings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands the year and date first above written.

                                        THE REYNOLDS AND REYNOLDS COMPANY


                                        By
                                          ----------------------------------


                                           ---------------------------------
                                           DAVID R. HOLMES

                                                                       EXHIBIT A



                 ESCROW AGREEMENT DATED NOVEMBER 9, 1987 BETWEEN THE REYNOLDS AND REYNOLDS COMPANY AND BANK ONE DAYTON, N.A., AS AMENDED AS OF OCTOBER 1, 1995

                                AMENDMENT NO. 1
                                       TO
                                ESCROW AGREEMENT
                                ----------------
         THIS AMENDMENT NO. 1 TO ESCROW AGREEMENT ("Amendment") is made and entered into as of this 1st day of October, 1995 by and between THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation (hereinafter referred to as "Reynolds"), and BANK ONE, DAYTON, NA (hereinafter referred to as the "Escrow Agent").

                                  WITNESSETH:
                                  ----------
         WHEREAS, Reynolds and the Bank have entered into an Escrow Agreement dated November 9, 1987 pursuant to an Employment Agreement dated as of November 9, 1987, as amended effective May 8, 1989 and December 1, 1989, respectively (as so amended the "November 7, 1989 Agreement") between Reynolds and David R. Holmes ("Holmes"), an employee of Reynolds; and

         WHEREAS, Holmes and Reynolds have entered into a new Amended and Restated Employment Agreement effective October 1, 1995 (the "Employment Agreement"), pursuant to which Reynolds has agreed to continue to provide termination pay protection for Holmes and which provides that the required protective payments under the Employment Agreement are to continue to be paid into an escrow account at the Escrow Agent; and

         WHEREAS, the parties hereto desire that the Escrow Agreement shall continue in full force and effect and for the benefit of Holmes and with full applicability to the Employment Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment, the parties hereby agree as follows:

         1. All references to the November 9, 1987 Agreement between Reynolds and Holmes contained in the Escrow Agreement shall include and apply with full force and effect to the Employment Agreement.

         2. Except as set forth herein, the Escrow Agreement shall remain unchanged and continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

                                        THE REYNOLDS AND REYNOLDS COMPANY


                                        By
                                           -------------------------------

                                        BANK ONE, DAYTON, NA


                                        By
                                           -------------------------------
-

                                                                       EXHIBIT D


                          SCHEDULE OF FRINGE BENEFITS
                            PURSUANT TO SECTION 4(d)
                            ------------------------

       Benefit                                     Amount
       -------                                     ------
Annual Physical Exam                       Local Clinic, maximum of $600

Auto/Gas Allowance                         $916 monthly

Charitable Allowance                       $1,000 annually to charities of his choice

Income Tax Planning and                    $1,000 annually
Preparation

Estate Planning and
Will Preparation
Initial Service                            $900
Updates                                    $300 annually

Country Club Dues                          50% annually, including initiation fee up to $3,500

Luncheon Club Dues                         100% annually

Corporate aircraft (personal use)          Yes; in connection with company business use Holmes may
                                           include personal passengers, subject to seat availability.
                                           Holmes shall receive W-2 for personal use value per IRS
                                           regulations

Vacation                                   Five (5) weeks annually at mutually agreed times.
